Exhibit 10.11

CONFIDENTIAL

Execution Copy

SUBLICENSE AGREEMENT

This SUBLICENSE AGREEMENT (this “Agreement”) is made and entered into effective as of December 17, 2018 (the “Effective Date”), by and between Dermavant Sciences GmbH, a company organized and existing pursuant to the laws of Switzerland having a principal place of business at Viaduktstrasse 8, Basel 4051, Switzerland (“Sublicensor”) and Roivant Sciences GmbH, a company organized and existing pursuant to the laws of Switzerland having a principal place of business at Viaduktstrasse 8, Basel 4051, Switzerland (“Sublicensee”). Each of Sublicensor and Sublicensee may be referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

WHEREAS, Sublicensee entered into a License Agreement with TheraVida, Inc., a corporation organized and existing pursuant to the laws of Delaware having a principal place of business at 177 Bovet Rd., Suite 600, San Mateo, California 94402 (“TheraVida”) effective as of January 31, 2018 (the “Head License”), pursuant to which Sublicensee received an exclusive license from TheraVida to research, develop, manufacture and commercialize certain products for the treatment, prevention and diagnosis of any and all human and animal diseases disorders and conductions with the exception of overactive bladder;

WHEREAS, Sublicensee (a) transferred, conveyed and assigned all of its rights under the Head License to Sublicensor, excluding, as of the Effective Date, as related to mainland China, Hong Kong, Macau, and Taiwan (“Greater China”), and (b) may at a future time transfer to Sublicensor all of its rights under the Head License as related to one or more of the countries or administrative districts in Greater China, in each case, pursuant to an Assignment and Assumption Agreement effective as of the date hereof (“Assignment Agreement”);

WHEREAS, Sublicensee has previously transferred, conveyed and assigned all of its rights under the Head License as related to Greater China to Roivant China Holdings Ltd. (as successor in interest to Sinovant Sciences Ltd., a Bermuda exempted limited company) (“SSL”), pursuant to a China and South Korea IP Purchase Agreement, dated February 14, 2018 (“Sinovant Agreement”);

WHEREAS, SSL and its subsidiary, Sinovant Sciences HK Limited (“SinoHK”), entered that certain Intellectual Property License Agreement, dated March 16, 2018, pursuant to which SSL sublicensed to SinoHK, inter alia, its intellectual property rights under the Sinovant Agreement in Greater China;

WHEREAS, pursuant to Section 2.2 of the Head License, Sublicensor has certain rights to sublicense its rights under the Head License to Affiliates and other Third Parties; and

WHEREAS, Sublicensor desires to grant to Sublicensee, and Sublicensee desires to obtain, a sublicense under the Head License to certain of Sublicensor’s rights thereunder in respect of the research, development, manufacture and commercialization of Proprietary Drugs and Licensed Products that pertain to the treatment, prevention and diagnosis of any and all human and animal diseases, disorders and conditions, other than (1) overactive bladder and (2) the Retained Field (the “Sublicensed Field”), worldwide, excluding (a) the Republic of Korea and the Democratic People’s Republic of Korea and (b) any country or administrative district in Greater China unless or until Sublicensee transfers all of its rights under the Head License in such country or administrative district in Greater China to Sublicensor, as contemplated in Section 2 of the Assignment Agreement (the “Territory”), in all cases on the terms of, and subject to the conditions set forth in, this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, the parties hereby agree as follows:

ARTICLE I

SUBLICENSE

1.1 Grant to Sublicensee. Subject to the other Sections of this Article I, and the other terms and conditions of this Agreement and the Head License, Sublicensor hereby grants to Sublicensee, an exclusive (even as to Sublicensor and its Affiliates) sublicense (or license) and right of reference under the Licensed Technology, the Roivant Technology and the Regulatory Filings and Regulatory Approvals for Proprietary Drugs and Licensed Products, to research, Develop, make, have made, use, distribute, sell, offer for sale, have sold, import, export and otherwise Commercialize (collectively, “Exploit”) Proprietary Drugs and Licensed Products, in each case, in the Sublicensed Field in the Territory.

1.2 Sublicenses. Sublicensee may grant sublicenses (or further rights of reference) under the licenses and rights of reference granted in Sections 1.1 or 1.5, in the Sublicensed Field either to (a) its Affiliates, (b) Affiliates of Sublicensor, in each case of (a) and (b) without the prior written consent of Sublicensor or (c) Third Parties, but, in the case of (c), only with the prior written consent of Sublicensor, not to be unreasonably withheld; provided that any sublicenses granted hereunder shall be consistent with, and expressly subject to, the terms and conditions of this Agreement and the Head License (including the obligation to provide a copy of any sublicense agreement to TheraVida under the Head License). Sublicensee shall provide Sublicensor with a copy of any sublicense agreement prior to or as soon as practicable following the entrance into any such sublicense, but in all cases within thirty (30) days of its execution (provided that Sublicensee may redact from such copy any confidential information contained therein that is not necessary to ascertain compliance with this Agreement).

1.3 Retained Rights. Notwithstanding anything to the contrary in this Agreement and without limitation of any rights granted to, or reserved by, Sublicensor pursuant to any other term or condition of this Agreement, Sublicensor hereby expressly retains, on behalf of itself and its Affiliates (and on behalf of its licensors, (sub)licensees (other than Sublicensee) and contractors), all right, title and interest in and to the Licensed Technology, the Roivant Technology, the Regulatory Filings, Regulatory Approvals, and any trademarks, trade names, branding or logos specific to TheraVida, Sublicensor and any of their Affiliates (other than Sublicensee), and all other rights of Sublicensor in the Head License or intellectual property rights of Sublicensor otherwise relating to the Proprietary Drugs and Licensed Products that are not expressly being sublicensed to Sublicensee hereunder, in each case for any of the following purposes:

(a) to perform its and their obligations under this Agreement; and

(b) to develop, obtain and maintain regulatory approvals for and to research, develop, make, have made, use, distribute, sell, offer for sale, have sold, import, export and otherwise and commercialize any compound or product (including the Proprietary Drugs or Licensed Products) in, or to otherwise exercise any of its or their rights under the Head License that are not being sublicensed hereunder with respect to, the Retained Field (as defined below) in the Territory.

For clarity, Sublicensor shall have the exclusive right to practice the licenses granted by TheraVida under the Head License and Exploit any Invention for, or to otherwise exercise any of its rights under the Head License that are not being sublicensed hereunder with respect to, the treatment, prevention and diagnosis of any and all human and animal dermatological diseases, disorders and conditions (the “Retained Field”) in the Territory.

1.4 Grant to Sublicensor. Sublicensee hereby grants to Sublicensor a non-exclusive license and right of reference, with the right to sublicense (including through multiple tiers), under any Regulatory Filings and Regulatory Approvals of Sublicensee as reasonably necessary (a) to Exploit Proprietary Drugs and Licensed Products in the Retained Field in the Territory and (b) for the purposes of Sublicensor otherwise exercising its retained rights and performing its obligations in accordance with Section 1.3.

1.5 Cross License Grant. Sublicensor hereby grants to Sublicensee a non-exclusive license under the Sublicensor New IP and Sublicensor’s rights under the Joint New IP to Exploit Proprietary Drugs and Licensed Products, in each case, in the Sublicensed Field in the Territory and (b) Sublicensee hereby grants to Sublicensor a non-exclusive license under the Sublicensee New IP and Sublicensee’s rights under the Joint New IP to Exploit Proprietary Drugs and Licensed Products, in each case, in the Retained Field in the Territory. For the avoidance of doubt, the foregoing rights are only sublicensable by Sublicensee in accordance with Section 1.2, above and, in all cases, any restrictions set forth in the Head License.

1.6 Clarification. This Agreement and the rights and obligations of Sublicensor and Sublicensee under this Agreement are expressly subject to the terms and conditions of the Head License, including, without limitation, the following Sections and Articles of the Head License: Sections 2.2, 2.3, and Article 10.

1.7 Negative Covenants. Sublicensee hereby covenants not to Exploit any Proprietary Drugs or Licensed Products for use in the Retained Field.

1.8 No Other Rights Granted. Except as expressly provided herein and without limiting the foregoing, neither Party grants to the other Party any other right or license, including any rights or licenses to any Patent, Trademark or other intellectual property rights not otherwise expressly granted herein.

ARTICLE II

DEVELOPMENT; COMMERCIALIZATION; SUPPLY

2.1 Development and Commercialization Reports. Sublicensee shall work with Sublicensor as reasonably necessary and requested by Sublicensor to complete the Development and Commercialization reports in accordance with the Head License and as otherwise requested by Sublicensor, and shall cooperate and participate in any further discussions or meetings in accordance with the Head License or as otherwise as requested by Sublicensor or TheraVida.

2.2 Development and Commercialization Responsibilities.

(a) Sublicensee shall be solely responsible for, and shall bear the entire cost of performing or having performed, all Development of Proprietary Drugs and Licensed Products in the Sublicensed Field in the Territory, and all Commercialization of Licensed Products in the Sublicensed Field in the Territory, and the satisfaction of all regulatory requirements with respect thereto. As between the Parties, and subject to the provisions of Article IV, Sublicensee shall assume responsibility for fulfilling the obligations set forth in Article 4, Article 5, Article 6, and Article 7 of the Head License for the Sublicensed Field in the Territory.

(b) Notwithstanding the provisions of Section 2.2(a), neither Party shall file for Regulatory Approval or apply for or seek to obtain any designation, priority, exclusivity, accelerated approval, priority review voucher or similar right (including any orphan drug, rare disease, pediatric disease, tropical disease or breakthrough therapy or similar designations) with respect to any Proprietary Drugs and Licensed Products in any country or jurisdiction in the Territory (the Party first seeking Regulatory Approval, the “Filing Party”), without providing prior written notice to the non-Filing Party. If requested in writing by the non-Filing Party within seven (7) Business Days of receipt of such notice from the Filing Party, the Parties shall discuss the regulatory pathway for the Proprietary Drugs and Licensed Products in the Territory, and the Parties shall agree whether or not the Filing Party will file for Regulatory Approval and which Party shall be responsible for listings in the FDA’s Orange Book, and under similar or equivalent laws in other countries or jurisdictions in the Territory, seeking to obtain any designation, priority, exclusivity, accelerated approval, priority review voucher or similar right (including any orphan drug, rare disease, pediatric disease, tropical disease or breakthrough therapy or similar designations), and for which Patents the Parties will file patent term extensions; provided, however, that in the event the Parties are not able to agree to any of the foregoing within a period of thirty (30) days following the date of receipt of the initial notice provided to the non-Filing Party, Sublicensor shall make the final determination in respect thereto; provided, such determination must be reasonable under the then-existing circumstances. Without limiting the foregoing, neither Party shall be required to provide legally privileged or commercially sensitive information in connection with the foregoing items unless and until procedures reasonably acceptable to the Party making such disclosure are in place to protect such privilege or information exchange.

2.3 Subcontracting. Sublicensee may subcontract with a Third Party to perform any or all of its obligations hereunder (including by appointing one or more distributors); provided that no such permitted subcontracting shall relieve Sublicensee of any obligation hereunder (except to the extent satisfactorily performed by such subcontractor) or any liability and Sublicensee shall be and remain fully responsible and liable therefor. Without limiting the foregoing, each such permitted subcontracting agreement shall be on the same terms and conditions as those set forth in this Agreement and the Head License, to the extent applicable to the subcontracted obligation, and Sublicensee shall cause any subcontractor(s) engaged by it to be bound by written obligations of confidentiality and non-use of TheraVida’s Confidential Information, Sublicensor’s Proprietary

Information and invention assignments consistent with those contained in this Agreement and in Article 10 of the Head License, as applicable. Sublicensee hereby waives any requirement that Sublicensor exhaust any right, power or remedy, or proceed against any subcontractor for any obligation or performance under this Agreement prior to proceeding directly against Sublicensee. For the purposes of this Agreement, “Third Party” shall mean any Person that is not a Party or an Affiliate of a Party.

2.4 Compliance; Cooperation. Sublicensee shall: (a) conduct, and shall cause its Affiliates and sublicensees to conduct, all Exploitation activities with respect to Proprietary Drugs and Licensed Products in the Sublicensed Field in the Territory in compliance with all Applicable Laws and industry guidance; and (b) not employ or engage any Person who has been debarred or disqualified by any Regulatory Authority or, to its knowledge, is the subject of debarment or disqualification proceedings by any Regulatory Authority. Sublicensor shall maintain the global safety database pursuant to its own policy and as necessary to comply with Applicable Laws governing adverse experiences in the Territory. The Parties or their Affiliates shall enter into a pharmacovigilance agreement at such time and to the extent necessary, as mutually agreed between the Parties. In the event that Sublicensee or its Affiliates sublicense any of their respective rights under this Agreement to a Third Party for the development or commercialization of Licensed Products or Proprietary Drugs in the Sublicensed Field, then, on either Party’s request, the Parties will discuss in good faith the allocation of operational responsibility for the management of the global safety database to ensure that such management is performed in an efficient and equitable manner (including a reasonable allocation of the costs thereof). Without limiting the foregoing, if requested by Sublicensor, Sublicensee will use reasonable efforts to cause its sublicensees to enter into a separate pharmacovigilance agreement directly with Sublicensor, which shall be on substantially the same terms as the pharmacovigilance agreement between Sublicensor and Sublicensee, absent substantial justification for material variation.

2.5 Affiliates.

(a) For the purposes of this Agreement, “Affiliate” shall mean, (i) with respect to Sublicensor, (x) prior to an acquisition of Dermavant Sciences Ltd., a company organized under the laws of Bermuda and its subsidiaries (“DSL”) by a Third Party (whether by merger, stock sale or other similar transaction), any of the wholly owned subsidiaries (whether direct or indirect) of DSL, or any other entity that is directly or indirectly controlled by DSL and (y) on and after an acquisition of DSL by a Third Party, any other Person (other than Sublicensee and Sublicensee’s wholly owned subsidiaries (whether direct or indirect)) that directly or indirectly controls, is controlled by or is under direct or indirect common control with, Sublicensor, and (ii) with respect to Sublicensee, any other Person (other than Sublicensor and Sublicensor’s wholly owned subsidiaries (whether direct or indirect)) that directly or indirectly controls, is controlled by or is under direct or indirect common control with, Sublicensee, in each case wherein the term “control” (including, with correlative meaning, the terms “controlled by” and ‘‘under the common control”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the entirety of the management and policies of such Person.

(b) To the extent that this Agreement imposes obligations on the Affiliates of a Party, such Party agrees to cause its Affiliates to perform such obligations. Each Party may contract with one or more of its Affiliates to perform its obligations hereunder; provided that such Party shall remain liable hereunder for the performance of all of its obligations hereunder.

(c) To the extent that the Head License imposes obligations on the “Affiliates” of “Licensee”, each Party agrees to cause its Affiliates to perform such obligations.

(d) Notwithstanding anything to the contrary in this Section 2.5, for the purposes of this Agreement, Sublicensee (and its Affiliates) and DSL and its subsidiaries (including Sublicensor) shall not be deemed “Affiliates” of each other Party.

ARTICLE III

PAYMENTS

3.1 Sublicense Fee. Within fifteen (15) days after the Effective Date, Sublicensee shall pay to Sublicensor (to an account specified by Sublicensor) an amount equal to two hundred and fifty thousand U.S. dollars ($250,000). The Parties shall have the right to adjust the consideration as deemed necessary by an independent third party valuation firm for purposes of determining fair market value of the rights and license granted to Sublicensee under this Agreement as of the date of transfer. In the event the consideration is adjusted pursuant to this Section 3.1, the Party that owes a true-up payment to the other Party will make such payment (to an account specified by the receiving party) within thirty (30) days after the date of the independent valuation firm’s report.

3.2 Regulatory Milestone Payments. Sublicensee shall notify Sublicensor in writing within fifteen (15) days after the achievement of any of the milestone events set forth in Section 8.2 of the Head License with respect to the Sublicensed Field in the Territory, and Sublicensor shall notify Sublicensee within five (5) Business Days thereafter whether such milestone event was previously achieved for purposes of the Head License. If such milestone event was not so previously achieved, then the Parties shall promptly meet and discuss in good faith the appropriate allocation of the milestone payment specified in Section 8.2 of the Head License as between the Parties in order for Sublicensor to timely satisfy its milestone payment obligations to TheraVida. For the avoidance of doubt, Sublicensee shall pay to Sublicensor any amounts as mutually agreed (or, if the parties cannot agree, as finally determined by an adjudicating authority) to be allocable to Sublicensee in respect of the achievement of the relevant milestone in Section 8.2 of the Head License as soon as reasonably possible following the final allocation thereof. Notwithstanding anything to the contrary, the Parties shall use reasonable efforts to reach an agreement to make any such payments prior to the due date of the corresponding milestone payment to TheraVida under the Head License. Nothing herein shall be construed to prevent or hinder Sublicensor’s right to make any payments required pursuant to Section 8.2 of the Head License, including making such payments prior to any agreement or final determination of the appropriate allocation of such amounts as between the Parties.

3.3 First Commercial Sale, Commercial Milestones, Royalty Term and Royalty Reductions, Reports and Payment.

(a) Each Party shall promptly notify the other Party of the date of the First Commercial Sale made by such Party or its Affiliates or sublicensees for each Licensed Product in each country or jurisdiction in the Territory.

(b) Within fifteen (15) days after the end of each Calendar Quarter after First Commercial sale by Sublicensee or its Affiliates or sublicensees of a Licensed Product in the Sublicensed Field in the Territory, Sublicensee shall deliver to Sublicensor a statement (a “Net Sales Report”) specifying, on a Licensed Product-by-Licensed Product and country-by-country basis, (i) gross sales and Net Sales in the Sublicensed Field in the Territory; (ii) itemized deductions from gross sales (by each subsection set forth in the definition of Net Sales set forth in the Head License); (iii) Sublicensee Revenue received by Sublicensee or its Affiliates on a Sublicensee-by-Sublicensee basis and amounts due thereon, if any, pursuant to Section 8.6 of the Head License and in accordance with Section 3.4, below; and (iv) the exchange rates used.

(c) Within ten (10) days after receipt by Sublicensor of each Net Sales Report, Sublicensor shall provide Sublicensee with a report (a “Royalty Payment Report”) stating the actual amount of royalties payable by Sublicensee on Net Sales of Licensed Product in the Sublicensed Field in the Territory, as calculated on a pro rata basis between the Parties and their respective Affiliates based on the respective Net Sales of each Party’s and its Affiliates’ Licensed Products sold during the applicable Calendar Quarter, taking into account the pro rata amount of any royalty adjustments, as set forth in Section 8.5 of the Head License, which pertain to Sublicensee’s sale of Licensed Products in the Sublicensed Field in the Territory. Sublicensor shall maintain complete and accurate records in sufficient detail to permit Sublicensee to confirm the accuracy of each Royalty Payment Report. Sublicensor agrees to make such records available to Sublicensee upon Sublicensee’s reasonable request and to cooperate to answer any related queries of Sublicensee. If Sublicensee disputes the accuracy of any Royalty Payment Report, the Parties shall work in good faith to resolve the disagreement.

(d) Within fifteen (15) days after receipt by Sublicensee of each Royalty Payment Report, Sublicensee shall pay to Sublicensor, in accordance with Section 3.5, the amount of royalties owed by Sublicensee as set forth in the applicable Royalty Payment Report.

(e) The calculation of all commercial milestones payable to TheraVida under Section 8.3 of the Head License shall be made on a pro rata basis between the Parties and their respective Affiliates based on the respective Net Sales of each Party’s and their Affiliates’ Licensed Products sold in the applicable period resulting the achievement of such commercial milestone.

3.4 Sublicenses; Sublicensee Revenue.

(a) Sublicensee shall (or shall cause its Third Party sublicensees of its rights in the Sublicensed Field to) pay to Sublicensor the following amounts in consideration of any sublicensing income received by Sublicensee or its Affiliates on account of the grant of any further sublicense of the rights sublicensed to Sublicensee under the Head License in the Sublicensed Field, all in accordance with subsection 3.4.2:

(i) For any sublicense of such rights granted by Sublicensee or its Affiliates prior to the Initiation of the first Phase 3 Clinical Trial of any Licensed Product, thirty percent (30%) of all Sublicensee Revenue received from any such Sublicensee;

(ii) For any sublicense of such rights granted by Sublicensee or its Affiliates after the Initiation of the first Phase 3 Clinical Trial of any Licensed Product but before receipt of the first Regulatory Approval for any Licensed Product, twenty-five percent (25%) of all Sublicensee Revenue received from such Sublicensee.

3.4.2 Within fifteen (15) days after receipt of any Sublicensee Revenue that is subject to this Section 3.4, Sublicensee shall notify Sublicensor of the receipt of such Sublicensee Revenue and the amount due to Sublicensor, following which Sublicensor shall promptly invoice Sublicensee for the corresponding amount. Sublicensee shall remit payment to Sublicensor within thirty (30) days of the receipt of such invoice and Sublicensor shall pay such amounts to TheraVida as necessary to comply with Section 8.6 of the Head License as allocated to the Licensed Products and Proprietary Drug in the Sublicensed Field.

3.5 Mode of Payment; Offsets. All payments to Sublicensor under this Agreement shall be made by deposit of Dollars in the requisite amount to such bank account as Sublicensor may from time to time designate by notice to Sublicensee. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than Dollars), the Parties shall convert any amount expressed in a foreign currency into Dollar equivalents using such Party’s, its Affiliate’s or sublicensee’s, as applicable, standard conversion methodology consistent with GAAP. Sublicensee shall have no right to offset, set off or deduct any amounts from or against the amounts due to Sublicensor hereunder.

3.6 Third Party License.

(a) If in the reasonable opinion of Sublicensee, the Exploitation of Proprietary Drugs or Licensed Products in the Sublicensed Field in the Territory by Sublicensee or any of its Affiliates infringes or is reasonably expected to infringe any Patent of a Third Party in any country in the Territory (such right, a “Third Party Patent Right”), then Sublicensee shall inform Sublicensor and shall promptly provide Sublicensor with the Patents in question. Sublicensor shall determine, in its sole opinion, whether the Third Party Patent Rights are necessary for the Exploitation of either Proprietary Drugs or a Licensed Product in the Retained Field or the Sublicensed Field. Without limiting the foregoing, on either Party’s request, prior to any discussions regarding such Third Party Patent Rights, the Parties shall enter into an agreement to provide protections for any legally privileged or commercially sensitive information intended to be exchanged in connection with the foregoing.

(b) If Sublicensor determines that the Third Party Patent Rights are necessary for the Exploitation of Proprietary Drugs or a Licensed Product in either the Retained Field or the Sublicensed Field (or both) then, as between the Parties, Sublicensor shall have the right, but not the obligation, to negotiate and obtain a license from such Third Party to such Third Party Patent Right as necessary or desirable for (i) Sublicensor or its Affiliates or its or their sublicensees to Exploit Proprietary Drugs and Licensed Products in the Retained Field in such country and/or (ii)

Sublicensee or its Affiliates to Exploit Proprietary Drugs and Licensed Products in the Sublicensed Field in such country. Sublicensor may elect, at its sole option, to require Sublicensee, and Sublicensee hereby agrees to, reimburse Sublicensor or its Affiliates for, a portion (or all) of the costs and expenses (including reasonable attorneys’ fees) incurred in connection therewith, including any royalties, milestones or other payments incurred under any such license. Upon execution by Sublicensor of any such license for Third Party Patent Rights, such Third Party Patent Rights shall be deemed included in the licenses granted to Sublicensee pursuant to Section 1.1 and 1.5.

(c) In the event Sublicensor elects, for any reason, not to obtain a license from a Third Party to Third Party Patent Rights in accordance with Section 3.6(b), Sublicensee shall, upon the written consent of Sublicensor, have the right, but not the obligation, to do so, provided that such license is limited to the rights necessary or desirable for Sublicensee or its Affiliates to Exploit Proprietary Drugs or Licensed Products in the Sublicensed Field in the applicable country in the Territory. Sublicensee shall bear all expenses incurred in connection therewith, including any royalties, milestones or other payments incurred under any such license. In the event that Sublicensee obtains a license from a Third Party to Third Party Patent Rights in accordance with this Section 3.6(c) and Sublicensor desires a sublicense to such rights, Sublicensee shall grant to Sublicensor a non-exclusive license, including the right to sublicense (through multiple tiers) under the Third Party Patent Rights to Exploit Proprietary Drugs and Licensed Products in the Retained Field in the Territory, and Sublicensor shall pay such amounts as agreed between the Parties for such sublicense.

ARTICLE IV

INTELLECTUAL PROPERTY

4.1 Patent Maintenance and Prosecution.

(a) Prosecution. For purposes of this Section 4.1, the Party prosecuting, maintaining or undertaking other related activities pursuant to this Agreement with respect to a Patent shall be the “Prosecuting Party.” As between the Parties, (a) Sublicensor shall have the right, but not the obligation, to prepare, file, prosecute and maintain the Licensed Patents, the Roivant Patents and any Patents contained in, or otherwise relating to, any Sublicensor New IP or Joint New IP, and (b) Sublicensee shall have the right, but not the obligation, to prepare, file, prosecute and maintain any Patents contained in, or otherwise relating to, any Sublicensee New IP, (the Patents in clause (a) and (b), as applicable, the “Subject Patents”), in each case, in both the Retained Field and the Sublicensed Field, in the Territory, at the Prosecuting Party’s sole cost and expense. Before each submission is filed, the Prosecuting Party shall provide the non-Prosecuting Party with the opportunity to review and comment on proposed, substantive submissions to any patent office at least ten (10) days prior to its intended submission. The non-Prosecuting Party shall, and shall cause its Affiliates to, assist and cooperate with the Prosecuting Party, as the Prosecuting Party may reasonably request from time to time, in the preparation, filing, prosecution and maintenance of the Subject Patents in the Territory under this Agreement, including that the non-Prosecuting Party shall, and shall ensure that its Affiliates, (i) offer its comments, if any, promptly, (ii) provide access to relevant documents and other evidence and make its employees available at reasonable business hours; provided, however, that neither Party shall be required to provide legally privileged information with respect to such intellectual property unless and until procedures reasonably acceptable to such Party are in place to protect such privilege; and provided, further, that the Prosecuting Party shall reimburse the non-Prosecuting Party for its reasonable and verifiable costs and expenses incurred in connection therewith.

(b) Step-In Rights. In the event that the Prosecuting Party desires to abandon or cease prosecution or maintenance of any Subject Patent, the Prosecuting Party shall provide reasonable prior written notice to the non-Prosecuting Party of such intention to abandon (which notice shall, to the extent possible, be given no later than thirty (30) days prior to the next deadline for any action that must be taken with respect to any such Patent in the relevant patent office). In such case, upon the non-Prosecuting Party’s written election provided no later than fifteen (15) days after such notice from the Prosecuting Party, the non-Prosecuting Party shall have the right to assume prosecution and maintenance of such Patent at the non-Prosecuting Party’s expense. If the non-Prosecuting Party does not provide such election within fifteen (15) days after such notice from the Prosecuting Party, the Prosecuting Party may, in its sole discretion, continue prosecution and maintenance of such Patent or discontinue prosecution and maintenance of such Patent.

4.2 Patent Enforcement.

(a) Notice. Each Party shall promptly notify the other Party in writing of (i) any alleged or threatened infringement of the Subject Patents in any jurisdiction in the Territory or (ii) any certification filed under the Hatch-Waxman Act claiming that any Subject Patents are invalid or unenforceable or claiming that any Subject Patents would not be infringed by the making, use, offer for sale, sale or import of a product for which an application under the Hatch-Waxman Act is filed or any equivalent or similar certification or notice in any other jurisdiction, in each case ((i) and (ii)) of which such Party becomes aware (an “Infringement”).

(b) Enforcement of Patents. For purposes of this Section 4.2, the Party prosecuting any Infringement with respect to a Subject Patent shall be the “Enforcing Party”. As between the Parties, (i) Sublicensor shall have the right, but not the obligation, to prosecute any Infringement with respect to the Licensed Patents, the Roivant Patents and any Patents contained in, or otherwise relating to, any Sublicensor New IP or Joint New IP, and (ii) Sublicensee shall have the right, but not the obligation, to prosecute any Infringement with respect to any Patents contained in, or otherwise relating to, any Sublicensee New IP, each, including as a defense or counterclaim in connection with any Third Party Infringement, in both the Retained Field and the Sublicensed Field, in the Territory, at the Enforcing Party’s sole cost and expense. In the event the Enforcing Party prosecutes any such Infringement in in the Territory, the non-Enforcing Party may, in the sole discretion of the Enforcing Party, be permitted to join as a party to such claim, suit or proceeding and participate with its own counsel at its sole cost and expense; provided that the Enforcing Party shall retain control of the prosecution of such claim, suit or proceeding, including the response to any defense or defense of any counterclaim raised in connection therewith.

(c) Step-In Rights. If the Enforcing Party fails to bring an action or proceeding with respect to such Infringement of any Subject Patent within (1) thirty (30) days following the notice of alleged infringement or declaratory judgment or (2) fifteen (15) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, the non-Enforcing Party shall have the right, but not the obligation, to bring and control any such action at its own expense and by counsel of its own choice, and the Enforcing Party shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(d) Cooperation. The Parties agree to cooperate fully in any Infringement action pursuant to this Section 4.2, including by making the inventors, applicable records and documents (including laboratory notebooks) with respect to the relevant Patents available to the Enforcing Party on the Enforcing Party’s request. The non-Enforcing Party shall, and shall cause its Affiliates to, assist and cooperate with the Enforcing Party, as the Enforcing Party may reasonably request from time to time, in connection with its activities set forth in this Section, including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that, the Enforcing Party shall reimburse the non-Enforcing Party for its reasonable and verifiable costs and expenses incurred in connection therewith. Unless otherwise set forth herein, the Enforcing Party shall have the right to settle such claim.

(e) Recovery. Except as otherwise agreed by the Parties in connection with a cost sharing arrangement, any recovery realized as a result of such litigation described above in this Section 4.2 (whether by way of settlement or otherwise) shall be (i) first, allocated to pay to TheraVida any amounts owed to it pursuant to Section 9.4(b)(ii) of the Head License, (ii) second, allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses), and (iii) third, paid to (or retained by) the Enforcing Party.

4.3 Infringement Claims by Third Parties. For purposes of this Section 4.3, the Party defending any Third Party Infringement Claim shall be the “Defending Party”. If the Exploitation of a Licensed Product by Sublicensor, Sublicensee or any of their Affiliates or sublicensees, results in, or is reasonably expected to result in, any claim, suit or proceeding by a Third Party alleging infringement by Sublicensee or any of its Affiliates or its or their sublicensees (a “Third Party Infringement Claim”), excluding any defense or counterclaim in connection with an Infringement action initiated pursuant to Section 4.2, the Party first becoming aware of such alleged infringement shall promptly notify the other Party thereof in writing. As between the Parties, (a) Sublicensor shall have the right, but not the obligation, to defend any such claim, suit or proceeding with respect to the Licensed Patents, the Roivant Patents and any Patents contained in, or otherwise relating to, any Sublicensor New IP or Joint New IP, and (b) Sublicensee shall have the right, but not the obligation, to defend any such claim, suit or proceeding with respect to any Patents contained in, or otherwise relating to, any Sublicensee New IP, in each case, in both the Retained Field and the Sublicensed Field, in the Territory, at the Defending Party’s sole cost, using counsel of the Defending Party’s choice. The non-Defending Party shall, and shall cause its Affiliates to, assist and cooperate with the Defending Party, as the Defending Party may reasonably request from time to time, in connection with its activities set forth in this Section, including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that the Defending Party shall reimburse the non-Defending Party for its reasonable and verifiable costs and expenses incurred in connection therewith. The Defending Party shall keep the non-Defending Party reasonably informed of all material developments in connection with any such claim, suit or proceeding. The Defending Party agrees to provide the non-Defending Party with copies of all material pleadings filed in such action and to allow the non-Defending Party reasonable opportunity to participate in the defense of the claims. Any damages, or awards, including royalties incurred or awarded in connection with any Third Party Infringement Claim defended under this Section 4.3 shall be borne by the Defending Party. In the event that the Defending Party elects not to defend against such Third Party Infringement Claims within sixty (60) days of learning of same, the non-Defending Party shall have the right, but not the obligation, to defend against such an action, subject in all cases to the assistance and cooperation provisions of this Section 4.3.

4.4 Invalidity or Unenforceability Defenses or Actions. Each Party shall promptly notify the other Party in writing of any alleged, or threatened, or actual assertion of invalidity or unenforceability of any of the Subject Patents by a Third Party, including, without limitation, in connection with any inter partes review, post grant review, reexamination and other similar proceeding before the relevant patent office, a declaratory judgement action of invalidity, a revocation action and other similar proceeding filed in any court or similar tribunal in the Territory (collectively, an “Invalidity Claim”), and of which such Party becomes aware. For purposes of this Section 4.4, the Party defending the Invalidity Claim with respect to a Patent shall be the “Controlling Party.” As between the Parties, (a) Sublicensor shall have the right, but not the obligation, to defend and control the defense of an Invalidity Claim with respect to the Licensed Patents, the Roivant Patents and any Patents contained in, or otherwise relating to, any Sublicensor New IP or Joint New IP, and (b) Sublicensee shall have the right, but not the obligation, to defend and control the defense of an Invalidity Claim with respect to any Patents contained in, or otherwise relating to, any Sublicensee New IP, each, including when such Invalidity Claim is raised as a defense or counterclaim in connection with an Infringement action initiated pursuant to Section 4.2, in both the Retained Field and the Sublicensed Field, in the Territory, at the Controlling Party’s sole cost and expense. The non-Controlling Party shall, and shall cause its Affiliates to, assist and cooperate with the Controlling Party, as the Controlling Party may reasonably request from time to time in connection with its activities set forth in this Section 4.4, including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that the Controlling Party shall reimburse the non-Controlling Party for its reasonable and verifiable costs and expenses incurred in connection therewith. In the event that the Controlling Party elects not to defend against such Invalidity Claims within sixty (60) days of learning of same, the non-Controlling Party shall have the right, but not the obligation, to defend against such an action, subject in all cases to the assistance and cooperation provisions of this Section 4.4.

4.5 New Intellectual Property.

(a) New IP. Subject to the rights and obligations of the Parties pursuant to Sections 1.1, 1.4 and this Article IV, as between the Parties, each Party shall solely own any Inventions created or made under, pursuant to, or in connection with this Agreement solely by its or its Affiliates’ employees agents or independent contractors and the Parties shall jointly own any Inventions that are made jointly by one or more employees, agents or independent contractors of one Party or its Affiliates and one or more employees, agents or independent contractors of the other Party or its Affiliates (collectively, “New IP”). For the purposes of this Agreement, (i) “Sublicensor New IP” shall mean any New IP generated solely by Sublicensor, (ii) “Sublicensee New IP” shall mean any New IP generated solely by Sublicensee and (iii) “Joint New IP” shall mean any New IP generated jointly by the Parties.

(b) Disclosure. Each Party shall promptly disclose to the other Party any New IP generated by such Party under this Agreement.

4.6 Joint Interest Agreement. The Parties understand and agree that certain matters exchanged under this Agreement may be sensitive or privileged and, if either Party deems it reasonably advisable, on the request of such Party, the Parties will enter into a mutually agreeable common interest agreement covering the matters contemplated by this Agreement and any communications or disclosures made hereunder.

ARTICLE V

FURTHER ASSURANCES AND COVENANTS

5.1 Head License Performance. Each Party covenants to the other Party that it will perform, satisfy and discharge all of Sublicensor’s obligations pursuant to the Head License in accordance with the applicable terms of the Head License; provided that this Section 5.1 shall only apply to Sublicensee to the extent such obligations are expressly sublicensed to Sublicensee pursuant to this Agreement.

5.2 Allocation of Responsibility under Head License. Unless a right or obligation of Sublicensor under the Head License is expressly sublicensed to Sublicensee pursuant to this Agreement, such right or obligation shall remain the right or obligation of Sublicensor.

5.3 Covenants Regarding Head License.

5.3.1 Sublicensor has provided to Sublicensee in writing prior to the Effective Date a true, correct, and complete copy of the Head License, and such copy includes any and all amendments, restatements, side letters, and other modifications thereto, as such Head License is in effect as of the Effective Date;

5.3.2 Neither Sublicensor nor any Affiliate has received any written communication from TheraVida or any of its affiliates as of the Effective Date related to any threatened or potential termination of the Head License; and

5.3.3 Sublicensor hereby agrees that (a) Sublicensee shall have the right, but not the obligation, to cure any claimed default or breach by Sublicensor under the Head License that is solely with respect to the Sublicensed Field in the Territory that could reasonably likely result in the termination of the Head License by TheraVida, (b) Sublicensor shall promptly notify Sublicensee of any such claimed default or breach and (c) Sublicensor shall reimburse Sublicensee for its costs and expenses associated therewith.

ARTICLE VI

REPRESENTATIONS, WARRANTIES, AND INDEMNITIES

6.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, as follows:

(a) Duly Organized. Each Party (i) is a corporation or limited liability company, with restricted liability, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and (ii) is qualified to do business and is in good standing as a foreign corporation or organization in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such qualification would prevent such Party from performing its obligations under this Agreement.

(b) Due Authorization; Binding Agreement. The execution, delivery and performance of this Agreement by such Party have been duly authorized by all necessary corporate or organizational action. This Agreement is a legal and valid obligation binding on such Party and enforceable in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered in the proceeding at law or equity. The execution, delivery and performance of this Agreement by such Party does not: (i) violate any law, rule, regulation, order, writ, judgment, decree, determination or award of any court, governmental body or administrative or other agency having jurisdiction over such Party; or (ii) conflict with, or constitute a default under, any agreement, instrument or understanding a court or administrative order, oral or written, to which such Party is a party or by which it is bound.

(c) No Conflicting Grant of Rights. Such Party has the right to grant (or cause its Affiliates to grant) the rights granted by such Party to the other Party under this Agreement and has not granted any rights to any Person that are in conflict with the rights granted by such Party to the other Party under this Agreement.

6.2 Indemnity.

(a) Sublicensee shall indemnify, defend and hold Sublicensor and its Affiliates, and their respective directors, officers, employees and agents (the “Sublicensor Indemnitees”), harmless from and against all liabilities, damages, expenses and/or losses, including reasonable legal expenses and attorneys’ fees, and any other expenses of any nature, (“Losses”) resulting directly from any claim of damages (including those arising from any claims of intellectual property infringement), bodily injury, death or property damage made by any Third Party (which, for the avoidance of doubt, shall include TheraVida) (such claim, a “Third Party Claim”) resulting from (i) the use, Development, manufacture, Commercialization, handling, storage or other disposition by or on behalf of Sublicensee or any of its Affiliates or sublicensees of any Proprietary Drug or Licensed Product in the Sublicensed Field in the Territory, including any product liability claim; (ii) the negligence or willful misconduct of any of the Sublicensee Indemnitees under this Agreement; (iii) the material breach by Sublicensee of any of the covenants, warranties or representations made by Sublicensee pursuant to this Agreement; or (iv) any material breach by Sublicensee of its obligations pursuant to this Agreement, except in each case to the extent due to the negligence or willful misconduct of Sublicensor or its Affiliates or the breach by Sublicensor of any warranty, representation or obligation of Sublicensor under this Agreement or the Head License.

(b) Sublicensor shall indemnify, defend and hold Sublicensee and its Affiliates, and their respective directors, officers, employees and agents (the “Sublicensee Indemnitees”), harmless from and against all Losses resulting directly from any Third Party Claim resulting from (i) the use, Development, manufacture, Commercialization, handling, storage or other disposition by or on behalf of Sublicensor or any of its Affiliates or sublicensees (excluding Sublicensee) of any Proprietary Drug or Licensed Product in the Retained Field in the Territory, including any product liability claim; (ii) the negligence or willful misconduct of any of the Sublicensor Indemnitees under this Agreement; (iii) the material breach by Sublicensor of any of the covenants, warranties or representations made by Sublicensor pursuant to this Agreement; or (iv) any material breach by Sublicensor of its obligations pursuant to this Agreement, except in each case to the extent due to the negligence or willful misconduct of Sublicensee or its Affiliates or the breach by Sublicensee of any warranty, representation or obligation of Sublicensee under this Agreement.

(c) If a Party (the “Indemnitee”) intends to claim indemnification under this Section 6.2, it shall promptly notify the other Party (the “Indemnitor”) in writing of any Third Party Claim for which the Indemnitee intends to claim such indemnification. The failure of the Indemnitee to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action shall relieve the Indemnitor of any obligation to the Indemnitee under this Section 6.2 with respect to any such action, insofar as the failure prejudices the Indemnitor’s ability to defend such Third Party Claim. The Indemnitee shall permit the Indemnitor to control the litigation and/or settlement of such Third Party Claim, and shall cooperate fully with Indemnitor in all matters related thereto, provided that unless agreed by the Indemnitee (i) counsel appointed by the Indemnitor to defend the Indemnitee shall not take any position that if sustained would cause the Indemnitee not to be indemnified by the Indemnitor and (ii) no settlement shall involve any terms binding on the Indemnitee except payment of money to be paid by the Indemnitor. If the Indemnitor does not so assume control of the defense of such Third Party Claim, the Indemnitee may conduct such defense with counsel of the Indemnitee’s choice but may not settle such case without the written consent of the Indemnitor, such consent not to be unreasonably withheld or delayed. In addition, the Indemnitor shall have the right to assume control of the defense, at its own expense, at any time upon five (5) days’ prior notice to the Indemnitee. If the Indemnitor is controlling the defense of a Third Party Claim, the Indemnitee may participate in such defense with the Indemnitee’s own counsel, reasonably acceptable to the Indemnitor, who shall be retained at the Indemnitee’s sole cost and expense. Notwithstanding the foregoing, Sublicensor shall have the right, but not the obligation, to control any Third Party Claim brought against either Party by TheraVida alleging any Loss under the Head License.

ARTICLE VII

GOVERNING LAW AND DISPUTE RESOLUTION

7.1 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

7.2 Arbitration.

(a) The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof. Subject to Section 7.3, in the event the Parties cannot resolve such dispute, controversy or claim within a period of thirty (30) days, then the matter shall be referred to designated senior executives of the Parties for resolution. The initial designated senior executive for each Party shall be its chief business offer (or comparable position). Each Party shall be entitled to name substitute senior executives upon written notice to the other Party.

(b) Except as expressly set forth in Section 7.3, if, after going through this procedure, the Parties do not fully settle, and a Party wishes to pursue the matter, each such dispute, controversy or claim that is not an Excluded Claim (as defined below) shall be finally resolved by binding arbitration administered by JAMS pursuant to JAMS’ Streamlined Arbitration Rules and Procedures then in effect (the “JAMS Rules”).

(c) The arbitration shall be conducted by a panel of three (3) neutral arbitrators experienced in the pharmaceutical business, none of whom shall be a current or former employee or director, or a current stockholder, of either Party or any of their respective Affiliates or any sublicensee thereof: within thirty (30) days after initiation of arbitration, each Party shall select one (1) person to act as arbitrator and the two (2) Party-selected arbitrators shall select a third (3rd) arbitrator within thirty (30) days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third (3rd) arbitrator, the third (3rd) arbitrator shall be appointed by JAMS. The place of arbitration shall be New York, New York, and all proceedings and communications shall be in English. Within thirty (30) days after selection of the third arbitrator, the arbitrators shall conduct the Preliminary Conference (as defined in the JAMS Rules). In addressing any of the subjects within the scope of the Preliminary Conference, the arbitrators shall take into account both the desirability of making discovery efficient and cost-effective and the needs of the Parties for an understanding of any legitimate issue raised in the arbitration. The award rendered by the arbitrators shall be final, binding and non-appealable, and judgment may be entered upon it in any court of competent jurisdiction.

(d) Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration.

(e) Except to the extent necessary to confirm or enforce an award or as may be required by law, neither Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of the other Party. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

(f) The Parties agree that, in the event of a dispute over the nature or quality of performance under this Agreement, neither Party may terminate this Agreement until final resolution of the dispute through arbitration or other judicial determination. The Parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute shall be refunded if an arbitrator or court determines that such payments are not due.

(g) As used in this Section, the term “Excluded Claim” means a dispute, controversy or claim that concerns (i) the construction, scope, validity, enforceability, inventorship or infringement of a patent, patent application, trademark or copyright; or (ii) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

7.3 Equitable Relief.

(a) Notwithstanding Section 7.2, to the fullest extent provided by Applicable Law, either Party may bring an action in any state or federal court of competent jurisdiction in the County of New York, State of New York for preliminary or permanent injunctive relief, or seeking any provisional remedy, to protect a Party’s rights or enforce a Party’s obligations under this Agreement pending final resolution of any claims related thereto pursuant to the dispute resolution procedure set forth in Section 7.2.

(b) In addition, notwithstanding Section 7.2, each Party shall have the right to bring an action in any state or federal court of competent jurisdiction to seek specific performance of the other Party’s obligations under this Agreement.

7.4 Jurisdiction. Subject to Sections 7.2 and 7.3, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the County of New York, State of New York for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. The Parties irrevocably and unconditionally waive their right to a jury trial.

7.5 Venue. The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of New York and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

7.6 Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 10.2 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

ARTICLE VIII

TERM AND TERMINATION

8.1 Term and Expiration. This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance herewith, shall continue in force and effect until the date of expiration or termination of the Head License with respect to any Licensed Product in the Sublicensed Field in the Territory (such period, the “Term”). For the avoidance of doubt, the expiration of the Royalty Term with respect to a Licensed Product in the Sublicensed Field in any country in the Territory shall not be deemed an expiration or termination of the Head License unless such expiration of the Royalty Term results in the reversion to TheraVida of the right to Exploit the applicable Licensed Product.

8.2 Termination.

(a) Material Breach. In the event that Sublicensee is in material breach of its obligations under this Agreement, in addition to any other right and remedy Sublicensor may have, Sublicensor may terminate this Agreement by providing sixty (60) days (the “Notice Period”) prior written notice to Sublicensee specifying the breach and its claim of right to terminate; provided that the termination shall not become effective at the end of the Notice Period if Sublicensee cures the breach specified in the foregoing notice during the Notice Period.

(b) Termination for Convenience. Sublicensee shall have right to terminate this Agreement in its entirety without cause, upon sixty (60) days prior written notice to Sublicensor.

(c) Effects of Termination. In the event of the termination of this Agreement for any reason:

(i) all rights and license granted by Sublicensor to Sublicensee hereunder shall immediately terminate;

(ii) Sublicensee shall and hereby does, and shall cause its Affiliates to, assign to Sublicensor or its designee all of its right, title and interest in and to (A) each (I) Roivant Patent, (II) trademark, (III) Third Party License, (IV) agreement with a subcontractor, and (V) any other property or assets, in each case primarily related to a Proprietary Drug or Licensed Product in the Sublicensed Field in the Territory and (B) all Regulatory Filings and Regulatory Approvals applicable to any Proprietary Drugs or Licensed Products then owned or Controlled by Sublicensee or any of its Affiliates; provided, that if any such Regulatory Filing or Regulatory Approval is not immediately transferable in a country, Sublicensee shall provide Sublicensor with all benefit of such Regulatory Filing or Regulatory Approval, as applicable, and such assistance and cooperation as necessary or reasonably requested by Sublicensor to timely transfer such Regulatory Filing or Regulatory Approval, as applicable, to Sublicensor or its designee or, at Sublicensor’s option, to enable Sublicensor to obtain a substitute for such Regulatory Filing or Regulatory Approval, as applicable, without disruption to Sublicensor’s Exploitation of Proprietary Drug(s) or applicable Licensed Product(s); and

(iii) Sublicensee shall and hereby does, and shall cause its Affiliates to, effective as of the effective date of termination, grant Sublicensor a non-exclusive, royalty-free license and right of reference, with the right to grant multiple tiers of sublicenses and further rights of reference, in and to all Regulatory Filings (including any Regulatory Approvals) then owned or Controlled by Sublicensee or any of its Affiliates that are not assigned to Sublicensor or is designees pursuant to clause (ii) above to Exploit in the Territory any Proprietary Drug or Licensed Product.

8.3 Accrued Rights; Surviving Obligations. Termination of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination. Such termination shall not relieve a Party from obligations that are expressly indicated to survive the termination of this Agreement. Without limiting the foregoing, Section 6.2, and this Section 8.3 and Articles VII and IX of this Agreement shall survive the termination of this Agreement for any reason.

ARTICLE IX

CONFIDENTIALITY

9.1 Definition of Proprietary Information. Proprietary Information of a Party means all Know-How, unpublished patent applications and other information and data of a financial, commercial, business, operational or technical nature of such Party that is disclosed or made available by or on behalf of such Party or any of its Affiliates to the other Party or any of its Affiliates, whether made available orally, in writing or in electronic or other form. The terms of this Agreement are the Proprietary Information of both Parties and any information that would be ‘Confidential Information’ (as defined in the Head License), shall likewise be Proprietary Information under this Agreement.

9.2 Non-use and non-disclosure. All Proprietary Information disclosed by a Party (the “Discloser”) or its Affiliates under this Agreement will be maintained in confidence and otherwise safeguarded by the recipient Party (the “Recipient”) and its Affiliates using at least the same standard of care as the Recipient uses to protect its own proprietary or Proprietary Information (but in no event less than reasonable care). In addition, the Recipient may (a) only use any such Proprietary Information for the purposes of performing its obligations or exercising its rights under this Agreement or the Head License, as applicable; and (b) only disclose Proprietary Information of the Discloser to: (i) the Recipient’s Affiliates and sublicensees; and (ii) employees, directors, agents, contractors, consultants and advisers of the Recipient and its Affiliates and sublicensees, in each case to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement; provided, that such Persons are bound to maintain the confidentiality, and not to make any unauthorized use, of the Proprietary Information in a manner consistent with this Article IX and any restrictions in the Head License.

9.3 Exceptions. The foregoing obligations as to particular Proprietary Information of a Discloser shall not apply to the extent that the Recipient can demonstrate by competent evidence that such Proprietary Information:

(a) is known by the Recipient at the time of its receipt, and not through a prior disclosure by the Discloser, as shown by contemporaneous written documents of the Recipient;

(b) is in the public domain by use and/or publication before its receipt from the Discloser, or thereafter enters the public domain through no fault of, or breach of this Agreement or the Head License by, the Recipient;

(c) is subsequently disclosed to the Recipient on a non-confidential basis by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the Discloser; or

(d) is developed by the Recipient independently and without use of or reference to any Proprietary Information disclosed to it by or on behalf of the Discloser under this Agreement or the Head License, as shown by contemporaneous written documents of the Recipient.

9.4 Authorized Disclosures. Notwithstanding the obligations set forth in Section 9.2, the Recipient may disclose Proprietary Information of the Discloser and the terms of this Agreement to the extent such disclosure both (i) otherwise permitted under the Head License Agreement and (ii) is reasonably necessary in the following instances:

(a) filing or prosecuting of patents as permitted by and in accordance with this Agreement;

(b) enforcing the Recipient’s rights under this Agreement or performing the Recipient’s obligations under this Agreement;

(c) in Regulatory Filings for Licensed Products that such Party has the right to file under and in accordance with the terms of this Agreement;

(d) prosecuting or defending litigation as permitted by this Agreement;

(e) to the Recipient’s directors, Affiliates, actual or potential permitted sublicensees, commercial partners, independent contractors, consultants, attorneys, independent accountants or financial advisors who, in each case, have a need to know such Proprietary Information in order for the Recipient to exercise its rights or fulfill its obligations under this Agreement, provided, in each case, that any such Person agrees to be bound by terms of confidentiality and non-use (or, in the case of the Recipient’s attorneys and independent accountants, such Person is obligated by applicable professional or ethical obligations) at least as restrictive as those set forth in this Article IX;

(f) to actual or potential investors, investment bankers, lenders, other financing sources or acquirors (and attorneys and independent accountants thereof) in connection with potential investment, acquisition, collaboration, merger, public offering, due diligence or similar investigations by such Third Parties or in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by terms of confidentiality and non-use (or, in the case of the Recipient’s attorneys and independent accountants, such Third Party is obligated by applicable professional or ethical obligations) that are no less stringent than those contained in this Agreement (except to the extent that a shorter confidentiality period is customary in the industry); and

(g) such disclosure is required by court order, judicial or administrative process or Applicable Law, provided that in such event the Recipient shall promptly inform the Discloser of such required disclosure and provide the Discloser an opportunity to challenge or limit the disclosure obligations. Proprietary Information that is disclosed as required by court order, judicial or administrative process or Applicable Law shall remain otherwise subject to the confidentiality and non-use provisions of this IX, and the Recipient shall take all steps reasonably necessary, including seeking of confidential treatment or a protective order, to ensure the continued confidential treatment of such Proprietary Information.

9.5 Publication. If either Party wishes to publish or publically disclose the technical or scientific results of any studies carried out with respect to the Licensed Products or Proprietary Drugs in connection with this Agreement, then, it shall provide the other Party with the opportunity to review and comment on any such proposed publication or disclosure which relates to the Proprietary Drugs or a Licensed Product at least forty-five (45) days prior to its intended submission for publication or disclosure. The Party proposing publication shall: (a) consider in good faith any comments thereto provided by the other Party within such forty-five (45) day period; and (ii) remove any Proprietary Information identified by the other Party as part of its review. The Parties acknowledge that any proposed publication or disclosure contemplated by this Section 9.5 will be submitted by Sublicensor for review and comment by TheraVida in accordance with Section 10.4 of the Head License, and any such proposed publication or disclosure must comply with the rights and obligations of Sublicensor and TheraVida under Section 10.4 of the Head License, including, but not limited to, giving due regard to comments furnished by TheraVida and permitting TheraVida a reasonable period (not to exceed thirty (30) days) to file for patent protection and to otherwise address issues of Proprietary Information or related competitive harm to TheraVida’s reasonable satisfaction.

9.6 Publicity/Use of Names. Except as expressly permitted herein or as required by law, no disclosure of the existence, or the terms, of this Agreement may be made by either Party or its Affiliates, and neither Party shall use the name, trademark, trade name or logo of TheraVida, or its Affiliates, or its and their respective employee(s) in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of TheraVida and the other Party. Without limiting the foregoing, each Party and its Affiliates may disclose on its website, in public announcements and in its promotional materials that the other Party is a (sub)licensee or (sub)licensor of the Licensed Product rights in its applicable field, or that such other Party is a development partner of such Party in relation to the Licensed Products, and may use the other Party’s name and logo in conjunction with such disclosure; provided that, if following the Effective Date, either Party enters into any agreement assigning or granting a sublicense to any Third Party of any or all of such Party’s rights under this Agreement or the Head License, then the sublicensing or assigning Party will ensure that such Third Party assignee or sublicensee is obligated not to use the name, trademark, trade name or logo of TheraVida, the other Party, either of respective Affiliates, or any of their respective employee(s) in any publicity, promotion, news release or disclosure relating to this Agreement (or the Head License) or its subject matter, without the prior express written permission of the other Party.

(a) A Party may disclose this Agreement and its terms, and material developments or material information generated under this Agreement, in securities filings with the U.S. Securities and Exchange Commission (“SEC”) (or equivalent foreign agency) to the extent required by law after complying with the procedure set forth in this Section 9.6. In such event, the Party seeking to make such disclosure will prepare a draft confidential treatment request and proposed redacted version of this Agreement to request confidential treatment for this Agreement, and the other Party agrees to promptly (and in any event, no less than three (3) days after receipt of such confidential treatment request and proposed redactions) give its input in a reasonable manner in order to allow the Party seeking disclosure to file its request within the time lines prescribed by applicable SEC regulations and those timelines needed to comply with the Head License. The Party seeking such disclosure shall exercise Commercially Reasonable Efforts to obtain confidential treatment of this Agreement from the SEC as represented by the redacted version reviewed by the other Party. The Parties agree to cooperate to ensure that any such filings and any review of such filings are made in accordance with and pursuant to the terms of the Head License.

(b) Further, each Party acknowledges that the other Party may be legally required, or may be required by the listing rules of any exchange on which the other Party’s or its Affiliate’s securities are traded, to make public disclosures (including in filings with the SEC or other agency) of certain material developments or material information generated under this Agreement and agrees that each Party may make such disclosures as required by law or such listing rules, provided that the Party seeking such disclosure shall provide the other Party with a copy of the proposed text of such disclosure sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment thereon, which comments shall be provided, if at all, within seven (7) Business Days following receipt, or such shorter time as may be required, taking into account the required date of release.

(c) If either Party desires to issue a press release or make a public announcement concerning the material terms of this Agreement or the Development or Commercialization of the Licensed Product under this Agreement, such as the achievement of Regulatory Approvals of the Licensed Product, such Party shall provide the other Party with the proposed text of such announcement for prior review and, except to the extent such press release or public announcement is permitted by subsection (a) or (b) above, approval by such other Party and by TheraVida pursuant to the terms of the Head License. The reviewing Party will provide comments, if at all, within seven (7) Business Days following receipt, or such shorter time as may be reasonably requested, taking into account the intended date of release. Subject to the requirements of the Head License, and Section 1.1 hereof, each Party may make subsequent public disclosures or issue press releases or other public announcements disclosing the same content without having to obtain the other Party’s prior consent and approval.

9.7 Reporting of Financial Information. From and after the Effective Date, to the extent required by the SEC in connection with registering securities in a public offering, each Party shall cooperate with the other by providing access to information, books, and records related to the Licensed Products as may reasonably request in connection with the preparation of historical and pro forma financial statements related to the Licensed Products as may be required to be included in any filing made by the other Party or any of its Affiliates under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, including Regulation S-X and shall use reasonable efforts to exercise any rights under the Head License enjoyed by such Party to facilitate the same. The requesting Party shall promptly pay or reimburse all documented costs incurred by the providing Party or its Affiliates (or TheraVida on behalf of such providing Party) in complying with this Section 9.7.

ARTICLE X

MISCELLANEOUS

10.1 Defined Terms. All terms not otherwise defined in this Agreement shall have the meaning set forth in the Head License.

10.2 Notices. All notices that are required or permitted hereunder shall be in writing and shall be sufficient if delivered personally, sent by facsimile, pdf, or electronic mail (that is promptly confirmed personally or by delivery and read receipts), sent by internationally-recognized courier or sent by registered or certified mail, postage prepaid, addressed as follows:

if to Sublicensee, to:

Roivant Sciences GmbH

Viaduktstrasse 8

Basel 4051

Switzerland

Attn: VP, Head of Global Transactions

With copy to:

Roivant Sciences, Inc.

320 West 37th Street

5th Floor

New York, NY 10018

Attn: Legal Department

if to Sublicensor, to:

Dermavant Sciences GmbH

Viaduktstrasse 8

Basel 4051

Switzerland

Attn: VP, Head of Global Transactions

with copy to:

Dermavant Sciences, Inc.

2398 E. Camelback Rd.

Suite #1060

Phoenix, AZ 85016

Attn: Legal Department

10.3 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force, if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable.

10.4 Entire Agreement. This Agreement constitutes the final agreement between the Parties with respect to the subject matter contained herein, and is the complete and exclusive statement of the Parties’ agreement on the matters contained herein. All prior and contemporaneous negotiations and agreements between the Parties with respect to the matters contained herein are superseded by this Agreement.

10.5 Amendments. This Agreement may not be amended, modified or changed except by an instrument in writing signed by both Parties.

10.6 Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the Party that signed it, and all of which together constitute one agreement. The signatures of both Parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile, pdf or email that includes a copy of the sending Party’s signature is as effective as signing and delivering the counterpart in person.

10.7 Successors and Assigns. Except as provided in this Section 10.7, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party, without the written consent of the other Party; provided that Sublicensor may, without the other Party’s consent, assign or otherwise transfer this Agreement and all of its rights and obligations hereunder to the assignee or transferee of all of its rights and obligations under the Head License, including, without limitation, to any successor in interest (whether by merger, acquisition, asset purchase or otherwise) to all or substantially all of the business to which this Agreement relates. Any attempted assignment not in accordance with this Section 10.7 shall be void. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns.

10.8 Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including, but not limited to, embargoes, war, acts of war (whether war has been declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

10.9 Interpretation. In this Agreement, unless otherwise specified:

(a) “includes” and “including” shall mean respectively includes and including without limitation;

(b) words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders; and

(c) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be effective as of the Effective Date.

DERMAVANT SCIENCES GMBH		ROIVANT SCIENCES GMBH

By:	/s/ Ruben Masar	By:	/s/ Sascha Bucher
Name:	Ruben Masar	Name:	Sascha Bucher
Title:	Secretary of the Board	Title:	Roivant Sciences GmbH Sascha Bucher VP, Head of Global Transactions

[Signature Page to Sublicense Agreement for RVT-504]